          THE PAUL REVERE VARIABLE ANNUITY CONTRACT ACCUMULATION FUND
                               18 CHESTNUT STREET
                         WORCESTER, MASSACHUSETTS 01608
                            TELEPHONE: 508-799-4441
                          NOTICE OF ANNUAL MEETING OF
                        VARIABLE ANNUITY CONTRACT OWNERS
                                       OF
               THE PAUL REVERE VARIABLE ANNUITY INSURANCE COMPANY
                                 MARCH 28, 1996
               TO CONTRACT OWNERS AND HOLDERS OF VESTED INTERESTS
                           IN THE ACCUMULATION FUND:

The Annual Meeting of variable annuity contract owners of The Paul Revere Variable Annuity Insurance Company will be held at the Home Office of the Company, 18 Chestnut Street, Worcester, Massachusetts, at 4:00 p.m., Eastern Standard Time, Thursday, March 28, 1996, to receive from the Board of Managers of the Accumulation Fund and from the Board of Directors of The Paul Revere Variable Annuity Insurance Company reports and statements as to the transactions during the previous year and the financial condition of each, and to consider and act upon the following:

1. To re-elect (2) members to the Board of Managers in accordance with the Rules and Regulations;

2. To ratify or reject the appointment of Ernst & Young LLP as independent auditors for the Accum-ulation Fund for 1996; and

3. To transact any other business which may properly be brought before the meeting.

The number of votes which may be cast is indicated on each proxy and was determined on the basis of variable accumulation and annuity units credited under a contract funded by the Accumulation Fund as of December 29, 1995, which is also the record date for determining those having the right to notice of and to vote at the meeting. Individuals other than the contract owner who have a vested interest under a contract issued to fund a pension, profit-sharing or other arrangement have the right to instruct the contract owner with respect to the votes attributable to such interest, or, if they are annuitants receiving payments or are participants under a group tax deferred variable annuity contract for employees of a public school system or of a charitable organization described in Section 501(c)(3) of the Internal Revenue Code, to vote directly.

Contract owners, annuitants, and participants under group tax deferred contracts are requested to return their proxies promptly to The Paul Revere Variable Annuity Insurance Company, which proxies may be withdrawn at any time before they are exercised by returning a written revocation or a duly executed proxy bearing a later date. A proxy may also be withdrawn in the event of personal attendance at the meeting. Other holders of vested interests under variable annuity contracts are requested to forward their proxies promptly to the contract owner. Such other holders may also withdraw their proxies at any time before they are exercised by returning a written revocation to the contract owner.

March 7, 1996

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, IT IS VERY IMPORTANT THAT YOU COMPLETE AND RETURN YOUR PROXY PROMPTLY TO ASSURE THE PRESENCE OF A QUORUM. YOU MAY WITHDRAW YOUR PROXY IN THE EVENT OF YOUR PERSONAL ATTENDANCE AT THE MEETING.

                       This page intentionally left blank

          THE PAUL REVERE VARIABLE ANNUITY CONTRACT ACCUMULATION FUND
                               18 CHESTNUT STREET
                         WORCESTER, MASSACHUSETTS 01608
                            TELEPHONE: 508-799-4441
                                PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the management of The Paul Revere Variable Annuity Insurance Company ("PRV") and of The Paul Revere Variable Annuity Contract Accumulation Fund ("Accumulation Fund" or "Fund") of proxies in the accompanying form for the purposes of the March 28, 1996 Annual Meeting as set forth in the Notice. The Annual Report of the Accumulation Fund for the year ended December 31, 1995 was previously forwarded.

A proxy may be revoked at any time before it is exercised by filing a written revocation or a duly executed proxy bearing a later date with the person with whom the proxy was filed. A proxy shall be suspended if the person entitled to vote at the meeting is present and elects to vote in person.

It is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote in favor of the matters described in the Notice and this Proxy Statement, and in their discretion on other matters properly coming before the meeting.

The cost of soliciting proxies on the accompanying form, which is expected to be nominal, will be borne by PRV. In addition to solicitation by mail, certain directors, officers and regular employees of PRV or members of the Board of Managers of the Accumulation Fund may solicit proxies in person or by telephone. No officer or manager of the Accumulation Fund receives compensation or reimbursement from the Accumulation Fund for such solicitation.

On December 31, 1995, there were 6,077,114 variable accumulation and annuity units outstanding (collectively, variable accumulation and annuity units will hereinafter be referred to as "units"), each of which is entitled to one vote. Fractional units will be voted on a pro rata basis. Only variable annuity contract owners, annuitants and participants under group tax deferred variable annuity contracts (collectively, such variable annuity contract owners, annuitants, and participants will hereinafter be referred to as "contract owners") are entitled to vote at the meeting but others having a vested interest under a pension, profit-sharing or other plan or arrangement have the right to instruct the owner of the contract with respect to the votes attributable to units representing such interests. Such instruction may be given by promptly forwarding the executed proxy to the owner of the contract. The interest represented by the proxy will be voted in accordance with the instructions on the proxy if the proxy is promptly executed and returned.

For purposes of the Meeting, a quorum is the presence in person or by proxy of the lesser of one hundred variable annuity contract owners entitled to vote or variable annuity contract owners entitled to vote ten percent of the units of the Fund. A quorum being present, the adoption or rejection of the matters specified in the Notice will be decided with respect to each series of the Fund by the vote of a majority of the variable accumulation units voted of each series.

                           CONTRACT OWNERS PROPOSALS

Contract owners' proposals for action at the next annual meeting must be received by Management at its principal office not less than 90 days in advance of the anniversary of the date on which the proxy statement was released to contract owners in connection with the previous year's annual meeting. For next year's meeting, contract owners' proposals are due by December 5, 1996. No contract owners' proposals were received for this year's meeting.

                             OWNERSHIP AND CONTROL

As of December 31, 1995, the members of the Board of Managers of the Accumulation Fund and the directors and principal officers of PRV, as a group, through their ownership of individual variable annuity contracts, owned beneficially and of record 11,947 units, being .2% of the total. The home office and the agency retirement plans of The Paul Revere Corporation (described in the next section) were the only contract owners who, as of the above date, directly or indirectly owned, controlled or held with power to vote units representing 5% or more of the total vote. Their combined interests were represented by 4,092,754 units representing 67.3% of the total vote.

On January 10, 1996, The Paul Revere Corporation redeemed 1,093,077 units representing $7.5 million of its agency pension plan assets from Series Q of the Fund. It intends to redeem approximately 1,959,000 units representing $13 million of it's home office pension plan assets in April, 1996. The Paul Revere Corporation's decision to redeem these contracts results from a plan to transfer its pension assets to a trust. Once these transactions are complete, the retirement plans of The Paul Revere Corporation will control or hold with power to vote approximately 452,000 units or 14% of the total vote.

                    INFORMATION CONCERNING PRV AND THE FUND

PRV serves as insurer and principal underwriter, and as investment advisor to the Fund. PRV is a stock life insurance company organized under Massachusetts General Laws and is a wholly-owned subsidiary of The Paul Revere Life Insurance Company ("PRL"), a Massachusetts corporation. Each has its principal office at 18 Chestnut Street, Worcester, Massachusetts. The Paul Revere Life Insurance Company is wholly-owned by The Paul Revere Corporation, a Massachusetts corporation with its principal office at 18 Chestnut Street, Worcester, Massachusetts. The Paul Revere Corporation ("PRC") is an 83% owned subsidiary of Textron Inc., a Delaware corporation with its principal office at 40 Westminster Street, Providence, Rhode Island 02903. PRC is 17% publicly held. PRC is comprised of The Paul Revere Life Insurance Company, The Paul Revere Variable Annuity Insurance Company, The Paul Revere Protective Life Insurance Company and other non-insurance affiliates. Information about PRV's activities and compensation as issuer and principal underwriter, and as investment adviser to the Fund is set forth below.

The Accumulation Fund is an open-end, diversified investment company registered under the Investment Company Act of 1940 ("1940 Act") and is the separate account through which PRV sets aside, separate and apart from its general assets, assets attributable to its variable annuity contracts.

                  SALES AND ADMINISTRATIVE SERVICES AGREEMENT

PRV acts as principal underwriter and performs administrative functions pursuant to a sales and administrative services agreement between PRV and the Accumulation Fund originally entered into on February 19, 1970 and re-executed on February 16, 1989. The agreement continues in effect from year to year if approved annually by vote of a majority of the members of the Accumulation Fund's Board of Managers who are not deemed to be interested persons of any of the parties to the agreement, cast in person at a meeting called for the purpose of voting on such approval, and by either a vote of the Board of Managers or the vote of the majority of the outstanding units of the Accumulation Fund. The agreement was most recently approved by vote of the Board of Managers, including a majority of those members who are not deemed to be interested persons of any of the parties to the contract, at a regular meeting held on March 30, 1995.

Under the agreement between PRV and the Accumulation Fund, PRV acts as principal underwriter and performs administrative functions relative to variable annuity contracts, receiving as compensation the sales and administration charge deducted from purchase payments as described in the Prospectus. The total sales and administration charges received by PRV in 1995, 1994, and 1993 were $4,452, $6,529 and $7,211, respectively.

In  1995,  1994,  and  1993,  PRV  received  $382,123,  $335,408  and  $331,458, respectively, from the Accumulation Fund as its charge for assuming the mortality and expense risks under its variable annuity contracts, this representing a charge on each valuation date of an amount which, on an annual basis, equals 1% of the average daily net asset value of the Accumulation Fund as permitted under the Sales and Administrative Services Agreement. At the present time PRV believes there are no statutory or regulatory limitations on the expenses that may be deducted from the Accumulation Fund, but PRV assures that all expense deductions, other than for taxes, will not exceed 2% annually based upon the average daily net asset value of the Accumulation Fund.

                         INVESTMENT ADVISORY AGREEMENT

PRV currently serves as investment advisor to the Accumulation Fund pursuant to an investment advisory agreement, which was approved by contract owners on August 16, 1984. The agreement continues in effect from year to year if such continuation is specifically approved at least annually by the Board of Managers at a meeting called for that purpose, or by a majority of the outstanding units of the Accumulation Fund. In either case, a majority of the Board of Managers of the Accumulation Fund who are not "interested persons" (as defined in the 1940
Act) of PRV or the Accumulation Fund must approve the continuation. The investment advisory contract was most recently approved by vote of the Board of Managers, including a majority of those members who are not deemed to be "interested persons" of any of the parties to the contract, at a meeting held on March 30, 1995. The agreement is subject to termination by the Board of Managers, or by a vote of a majority of the outstanding units, without penalty, on 60 days' written notice, and will terminate in the event of assignment.

Under the agreement, PRV agrees to provide "investment advisory services" to the Accumulation Fund. In that connection, it is required specifically to provide the Board of Managers continuously with an investment program for its approval or rejection and, if rejected, to submit another program for consideration.

Pursuant to the agreement, PRV is responsible for all duties related to the investment, reinvestment and safekeeping of the assets of the Accumulation Fund and for all expenses attributable to performing its investment advisory services, including costs of compensating officers and employees of PRV connected with providing investment advisory services to the Fund.

In connection with PRV's obligations under the agreement, PRV bears the cost of all services and expenses attributable to the maintenance and operation of the Accumulation Fund (other than costs relating to the administration and distribution of the variable annuity contracts, which are provided for in the current sales and administration agreement for the Accumulation Fund). These costs include, among other things: fees paid to MFS Asset Management, Inc. ("AMI"), formerly Massachusetts Financial Services Company ("MFS"), pursuant to the Investment Sub-Advisory Agreement between PRV and MFS as described below; fees required by federal and state securities regulatory authorities and the National Association of Securities Dealers, Inc.; costs of maintaining the books and records of the Fund; outside legal, accounting, actuarial and other professional costs; costs of determining the net asset value of each series of the Accumulation Fund; and other out-of-pocket expenses relating to the Fund, including salaries, rent, postage, telephone, travel, office equipment and stationery. All brokerage commissions and other fees relating to purchases and sales of investments for the Accumulation Fund are paid out of the assets of the Fund.

For its advisory services to the Fund under the agreement, PRV charges an amount which equals, on an annual basis, 0.50% of the average daily net asset value of each series of the Fund. This charge is paid weekly by the Fund. At December 31, 1995, the net asset values for each series of the Fund were $4,261,421 (Series
N) and $38,775,033 (Series Q). For the fiscal years ended December 31, 1995, 1994, and 1993, PRV received fees under the agreement aggregating $191,061, $167,704 and $165,730, respectively.

              BROKERAGE ALLOCATION, EXPENSE AND PORTFOLIO TURNOVER

PRV has no set formula for the distribution of brokerage business in connection with the placing of orders for the purchase and sale of investments, as it is PRV's policy to place orders with the primary objective of obtaining the most favorable price and execution. Consideration may be given in the allocation of business, however, to services provided by a broker, including the furnishing of statistical data and research, if the commissions charged are reasonable. Where commissions paid reflect services furnished in addition to execution, PRV stands ready to demonstrate that such services were bona fide and rendered for the benefit of the Accumulation Fund. Purchases and sales of securities not listed or traded on a securities exchange will be executed with principal market makers, except where better price or execution may otherwise be obtained. Brokerage commissions paid in the years ended December 31, 1995, 1994, and 1993 amounted to $62,318, $49,933 and $64,779, respectively. Brokerage commissions were paid to 74 brokers in 1995. In the years ended December 31, 1995, 1994, and 1993, the rate of portfolio turnover was 65%, 64%, and 59%, respectively.

                     THE INVESTMENT SUB-ADVISORY AGREEMENT

Under the Investment Advisory Agreement between the Fund and PRV, PRV is specifically authorized to employ one or more sub-advisors in connection with the services to be performed and obligations to be assumed by PRV. Pursuant thereto, PRV entered into an Investment Sub-Advisory Agreement with MFS ("Sub-Agreement") which was approved by a majority of contract owners on August 15, 1984. In 1995, this relationship was taken over by MFS Asset Management, Inc. ("AMI"), a wholly-owned subsidiary of MFS. The Sub-Agreement is subject to the same terms for approval, renewal and termination as the Agreement itself (see page 3).

Under the Sub-Agreement, AMI, subject to the supervision of PRV and the Board of Managers, is responsible for all aspects of day-to-day management of the investments of the Accumulation Fund. Among other things, it is required to (i) perform research and evaluate pertinent data; (ii) provide the Board with an investment program for the Fund for its approval; (iii) make investment decisions and carry them out by placing orders for the execution of portfolio transactions consistent with the investment policies of the Fund as set forth in its current prospectus; (iv) report to the Board of Managers at least quarterly with respect to the implementation of the approved investment plan; (v) transmit to PRV information necessary for PRV to perform its responsibilities with respect to the Fund; (vi) create and maintain brokerage records as required by law; and (vii) provide the office space, material and personnel necessary to fulfill its obligations under the Sub-Agreement to pay all expenses incurred by it in connection with its activities. However, AMI is not required to perform services or bear expenses related to the maintenance and operation of the Fund (these expenses are properly assumed by PRV pursuant to the Agreement).

For the services AMI furnishes to PRV and the Accumulation Fund as sub-advisor, the Sub-Agreement provides that PRV will pay AMI each month an amount which, on an annual basis, will equal 0.35% of the average daily net asset value of each series of the Fund. In 1995, 1994, and 1993, respectively, PRV paid AMI a total of $133,743, $117,393, and $115,983 as provided for under the Sub-Agreement. These payments did not affect the amount of the advisory fees to be paid to PRV by the Accumulation Fund under the Agreement.

               INFORMATION CONCERNING MFS ASSET MANAGEMENT, INC.

MFS Asset Management, Inc. ("AMI"), formerly Massachusetts Financial Services Company ("MFS"), is a Delaware corporation with its principal offices at 500 Boylston Street, Boston, Massachusetts 02116. AMI, together with its parent corporation, Massachusetts Financial Services Company and its predecessor organizations, have a history of money management dating from 1924. AMI is a wholly-owned subsidiary of MFS.

Since 1982, MFS has been a subsidiary of Sun Life Assurance Company of Canada (U.S.), One Sun Life Executive Park, Wellesley Hills, Massachusetts, 02181, which is, in turn, a wholly-owned subsidiary of Sun Life Assurance Company of Canada, 150 King Street West, Toronto, Canada M5H 1J9.

As of December 31, 1995, MFS and its subsidiaries including AMI, had over $42.3 billion in assets under management, which included over $5 billion in assets managed by AMI.

AMI serves as investment advisor to substantial private and institutional accounts. MFS serves as investment advisor to certain mutual fund and insurance company separate accounts. The mutual funds in separate accounts are registered as investment companies under the Investment Company Act of 1940. Each of the separate accounts is established by Sun Life Assurance Company of Canada (U.S.).

                             OFFICERS AND DIRECTORS
PRV

The following table shows the names, addresses, and principal occupations of all directors and principal executive officers of PRV as of December 31, 1995.

NAME AND ADDRESS          AGE     PRINCIPAL OCCUPATION
Donald E. Boggs           50      Director, Executive Vice President.
34 Hickory Circle
Holden, MA
John H. Budd              57      Director, Senior Vice President, General Counsel and
75 Highland Street                Secretary.
Holden, MA
Gerald M. Gates           45      Director, Senior Vice President.
5 Clearings Way
Princeton, MA
M. Katherine Hessel       44      Director, Vice President.
73 Brattle Street
Holden, MA
J. Andrew Hilbert         37      Director, Senior Vice President, Chief Financial Officer
5 Skylar Drive                    and Treasurer.
Southboro, MA
John D. Lemery            45      Director, Senior Vice President and Chief Investment
600 Main Street, Apt.             Officer.
2302
Worcester, MA
Barry E. Lundquist        44      Director, Senior Vice President.
18 Brooks Road
Paxton, MA
Gary W. MacConnell        61      Director, Vice President and Chief Information Officer.
23 Vicksburg Circle
Holden, MA
Richard L. Mucci          45      Director, Executive Vice President and Chief Operating
24 Willis Holden                  Officer.
Drive
Acton, MA
Bruce A. Richards         36      Senior Vice President and Chief Actuary.
12 Alana Drive
Sutton, MA
**Charles E. Soule        61      Director, President.
50 O'Neil Drive
Westboro, MA

**Also a member of the Board of Managers of the Accumulation Fund.

The aggregate remuneration paid in 1995 to the directors and principal officers of PRV was $253,003. This amount includes all forms of compensation. No officer or director of PRV individually received in 1995 direct or indirect remuneration from PRV in excess of $61,278.

The following table shows the names, addresses, and principal occupations of all directors and principal executive officers of AMI as of December 31, 1995.

NAME AND ADDRESS         PRINCIPAL OCCUPATIONS

*A. Keith Brodkin        Chairman and Director of MFS and Chairman of AMI.

*Thomas J. Cashman, Jr.  President and Director of AMI.

*Arnold D. Scott         Senior Executive Vice President, Director
                         and Secretary of MFS and Director of AMI.

*Jeffery L. Shames       President and Director of MFS and Director of
                         AMI.

*Address is:
500 Boylston Street
Boston, Massachusetts

                  ITEM 1: MANAGEMENT AND ELECTION OF MANAGERS

Under Article III of the Rules and Regulations of the Accumulation Fund, members of the Board of Managers are elected at the annual meeting to serve for the term of three years, succeeding those whose terms are then expiring, provided that when the terms of more than two members of the Board expire in the same year, the term of members to be elected shall be adjusted in such a manner that terms of at least one but not more than two members shall expire in each of the next three years.

The terms of Aubrey K. Reid, Jr. and William J. Short are expiring. They are nominated for re-election and have consented to serve if elected. Five regular meetings of the Board of Managers were held in 1995 and each member of the Board attended at least 75 percent of the meetings. The Board of Managers does not have nominating, audit, or compensation committees.

Under the terms of the 1940 Act, the Accumulation Fund must have a Board of Managers, not more than sixty-percent of the members of which are deemed to be "interested persons" of the Accumulation Fund or its Investment Advisor/Principal Underwriter as defined in the 1940 Act. Two members of the Board of Managers whose terms continue - namely Mrs. Sadowsky and Mr. Miller - are not deemed to be "interested persons" as defined in the 1940 Act. Of the two nominees for election, Mr. Short is not deemed to be an "interested person" as defined in the 1940 Act whereas Mr. Reid is so deemed. Of the three members of the Board of Managers whose terms continue, Mr. Soule is deemed to be an "interested person" by virtue of his status as active or retired officer and/or director of the Investment Advisor.

In the event that any nominee should become unavailable to serve for any reason, the persons named in the enclosed proxy will consult with Management and vote for such substitute nominee or nominees as Management may recommend. At this time Management knows of no reason why any nominee would be unavailable to serve.

                            REMUNERATION OF MANAGERS

The total aggregate remuneration paid by the Accumulation Fund to all members of the Board of Managers for the fiscal year ended December 31, 1995 was $8,400. This amount represents consideration paid for attendance at meetings of the Board of Managers and reimbursement for expenses incurred. Those members of the Board of Managers deemed to be interested persons received direct remuneration or an indirect benefit as active or retired officers of PRV and/or stockholders of Textron Inc. None of the members of the Board of Managers, or active or retired officers of the Accumulation Fund, who are also active or retired officers or employees of PRV or its affiliates, received any remuneration from the Accumulation Fund.

Information concerning the nominees for re-election, as well as members of the Board of Managers whose terms will continue, follows with the same abbreviations of company names as used previously. Unless the contract owner withholds authorization on the proxy, it is intended that the interest represented by the proxy will be voted in favor of the election of the nominees.

                                                                                     VARIABLE
 NAME AND CAPACITY IN   YEAR FIRST BECAME         PRINCIPAL OCCUPATION AND         ACCUMULATION
 ADDITION TO THAT OF     MEMBER AND YEAR            EMPLOYMENT FOR PAST           UNITS CREDITED
     BOARD MEMBER          TERM EXPIRES                  FIVE YEARS               DEC. 31, 1995

A. NOMINEES FOR ELECTION TO A THREE-YEAR TERM
*Aubrey K. Reid, Jr.       1974-1996        Retired; Director Emeritus and
                                            Former President of PRV and PRL.          11,130
William J. Short           1990-1996        President, Worcester Area
                                            Chamber of Commerce,
                                            Worcester, MA.                             370
B. BOARD MEMBERS WHOSE TERMS CONTINUE
Gordon T. Miller           1968-1998        Retired; Former Vice President and
VICE CHAIRMAN                               Director of Industrial Relations of
                                            Barry White Corporation,
                                            Newton Lower Falls, MA.                    None
Joan Sadowsky              1985-1997        Retired; Former Vice President of
                                            Human Resources,
                                            Atlas Distributing Corporation,
                                            Auburn, MA.                                None
*Charles E. Soule          1987-1997        Director and President of
CHAIRMAN                                    PRV and PRL, President and Chief
                                            Executive Officer, Paul Revere
                                            Corporation.                               None

*Messrs. Soule and Reid, as active or retired officers and directors of PRV, are designated "interested" persons under the Investment Company Act of 1940.

           ITEM 2: RATIFICATION OR REJECTION OF INDEPENDENT AUDITORS

The Board of Managers, including a majority of the Managers who are not deemed to be "interested persons", has, on November 16, 1995, reappointed Ernst & Young LLP, independent auditors, to audit the accounts of the Accumulation Fund for the year 1995. Ernst & Young LLP has audited the accounts of the Accumulation Fund each year since 1968. The appointment of independent auditors is ratified or rejected annually by the variable annuity contract owners.

Ernst & Young LLP has advised the Board of Managers of the Accumulation Fund that neither its firm nor any of its members or associates has any direct or any material indirect financial interest in the Accumulation Fund or any of its affiliates other than as independent auditors. The Board of Managers recommends approval of the appointment of such firm as independent auditors of the Accumulation Fund for the period stated. In the event the variable annuity contract owners do not ratify the appointment by the Board of Managers of this firm or if Ernst & Young LLP shall decline to act or otherwise become incapable of acting, or if its employment be otherwise discontinued, the Board of Managers will appoint other independent auditors. One or more representatives of Ernst & Young LLP will be present at the annual meeting with an opportunity to make a statement if they desire to do so or to answer appropriate questions from contract owners.

                             ITEM 3: OTHER BUSINESS

Management is not aware of any other business to come before the meeting. In case of any such business properly brought before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment in the interest of the Accumulation Fund.

March 7, 1996

                                                          THE PAUL REVERE
                                                     VARIABLE ANNUITY CONTRACT
                                                         ACCUMULATION FUND

                                                                       NOTICE OF
                                                                  ANNUAL MEETING
                                                                             AND
                                                                 PROXY STATEMENT
                                                   LOGO

                                                         ANNUAL MEETING OF
                                                     VARIABLE ANNUITY CONTRACT
                                                              OWNERS
                                                                OF
                                                     THE PAUL REVERE VARIABLE
                                                              ANNUITY
                                                         INSURANCE COMPANY
                                                           March 7, 1996

                   Form 9948 Rev. 2/96
                   Printed in U.S.A.